Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying indices: S&P 500 ® Index (ticker: “SPX”) and EURO STOXX 50 ® Index (ticker: “ SX5E ”) Pricing date: April 9, 2020 Valuation date: March 26 , 2025 Maturity date: March 31 , 2025 Maximum return at maturity: 15% CUSIP / ISIN: 17328V7F1 / US17328V7F17 Initial index level: For each underlying index, its closing level on the pricing date Final index level: For each underlying index, its closing level on the valuation date Index return: For each underlying index, (final index level - initial index level) / initial index level Worst performer: The underlying index with the lowest index return Payment at Maturity: For each note you hold at maturity, the $1,000 stated principal amount plus the note return amount, which will be either zero or positive Note return amount: • If the final index level of the worst performer is greater than its initial index level: $1,000 × index return of the worst performer, subject to the maximum return at maturity • If the final index level of the worst performer is less than or equal to its initial index level : $0 All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated March 31, 2020 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Market - Linked Notes Linked to Worst of SPX and SX5E Hypothetical Payment at Maturity B C A Hypothetical Worst Index Return Hypothetical Note Return Hypothetical Payment at Maturity C 100.00% 15.00% $1,150.00 75.00% 15.00% $1,150.00 50.00% 15.00% $1,150.00 15.00% 15.00% $1,150.00 B 10.00% 10.00% $1,100.00 7.50% 7.50% $1,075.00 5.00% 5.00% $1,050.00 A 0.00% 0.00% $1,000.00 - 10.00% 0.00% $1,000.00 - 20.00% 0.00% $1,000.00 - 30.00% 0.00% $1,000.00 - 40.00% 0.00% $1,000.00 - 50.00% 0.00% $1,000.00 - 100.00% 0.00% $1,000.00

Selected Risk Considerations • You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the worst performer appreciates from its initial index level to its final index level. If the final index level of the worst performer is less than its initial index level, you will receive only the stated principal amount for each note you hold at maturity. • The notes do not pay interest. • Your potential return on the notes is limited to the maximum return at maturity. • The return on the notes depends solely on the performance of the worst performer. As a result, the notes are subject to the risks of each of the underlying indices and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlying indices. The less correlated the underlying indices, the more likely it is that any one of the underlying indices will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlying indices to perform poorly. • Investing in the notes is not equivalent to investing in the underlying indices or the stocks that constitute the underlying indices. You will not receive dividends or have any other rights with respect to the underlying indices. • Your payment at maturity depends on the closing level of the worst performer on a single day. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • Sale of the notes prior to maturity may result in a loss of principal. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated val ue of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The EURO STOXX 50 ® Index is subject to risks associated with non - U.S. markets. • The performance of the EURO STOXX 50 ® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.